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                                                                      EXHIBIT 15




Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549


We are aware that SafeCard Services, Incorporated has included our report dated February 6, 1995 except for Note 1, as to which the date is March 24, 1995 (issued pursuant to the provisions of Statement on Auditing Standards No. 71) in the Prospectus constituting part of the Registration Statement on Forms S-4 to be filed on or about March 17, 1995. We are also aware of our responsibilities under the Securities Act of 1933.

Your very truly,


PRICE WATERHOUSE LLP
Denver, Colorado
March 17, 1995